SCHEDULE 14a INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[   ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Materials Pursuant to Sec 240.14a-11(c) or Sec 240.14a-12

REEDS JEWELERS, INC.
(Name of Registrant as Specified in its Charter)

James R. Rouse
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[   ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i), or 14a-6(j)(2).
[   ]   $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:[1]

(4)	Proposed maximum aggregate value of transactions:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1 Set forth the amount on which the filing fee is calculated and state how it was determined.

REEDS JEWELERS, INC.
2525 South Seventeenth Street
Wilmington, North Carolina 28401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     The Annual Meeting of Shareholders of Reeds Jewelers, Inc. (the “Company”) will be held at the Hilton Hotel, 301 North Water Street, Wilmington, North Carolina, on Friday, August 8, 2003, at 10:00 a.m., local time, for the following purposes:

1. To elect nine (9) Directors to serve until the 2004 Annual Meeting of Shareholders or until their successors are elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending February 29, 2004;

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record at the close of business on May 7, 2003 are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors,

{Insert Roberta G. Zimmer’s signature}

ROBERTA G. ZIMMER Secretary

Wilmington, North Carolina
May 29, 2003

     Shareholders are urged to vote by signing, dating, and returning the enclosed proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States.

REEDS JEWELERS, INC.
2525 South Seventeenth Street
Wilmington, North Carolina 28401

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 8, 2003

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Reeds Jewelers, Inc. (the “Company”) to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hilton Hotel, 301 North Water Street, Wilmington, North Carolina, on Friday, August 8, 2003, at 10:00 a.m., local time, and at any adjournments thereof. In addition to solicitation by mail, proxies may be solicited by telephone or in person by officers, directors, and by other agents of the Company without compensation therefor, except for reimbursement of actual expenses. All costs of solicitation of proxies will be borne by the Company. The Company expects to mail this proxy statement and enclosed form of proxy to its shareholders on or about Monday, July 7, 2003.

     All shares represented by proxies received and not revoked will be voted in accordance with the instructions therein. A proxy may be revoked prior to the voting of the proxy by: (1) giving written notice to the Secretary of the Company at the Company’s executive office at 2525 South Seventeenth Street, Wilmington, North Carolina 28401; (2) submitting a duly executed, later-dated proxy to the Secretary of the Company; or (3) submitting notice to the Company, prior to the exercise of the proxy, of the death or incapacity of the maker of the proxy. A proxy is suspended if the person executing the proxy votes in person at the meeting. Proxies duly executed and returned by shareholders which specify no choice will be voted FOR election of the nominees for director as proposed by the Board of Directors, and FOR ratification of the appointment of Ernst & Young LLP as independent auditors. Although the Board of Directors is not aware of any other matters to be presented at the meeting, if other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     The Board has fixed the close of business on May 7, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. As of the record date, there were outstanding 8,476,372 shares of Common Stock, which number represents all of the voting securities of the Company. Each holder of Common Stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, with respect to each matter to be considered at the meeting. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The proposals to approve the appointment of independent auditors are approved if the votes in favor of the proposal exceed the votes opposed to the proposal. Shares which are withheld as to voting with respect to one or more of the nominees for Director and abstentions will be counted in determining the existence of a quorum, but shares held by a broker, as a nominee, that are not voted on any matter will not be counted for such purposes. Abstentions, shares which are withheld as to voting with respect to nominees for Director and shares held of record by a broker, as a nominee, that are not voted with respect to any of the proposals will not be counted as a vote in favor of or against such proposal, and, therefore, will have no effect on the proposal to elect the Directors and the proposals to ratify the appointment of independent auditors.

     Other than certain directors and officers of the Company, the Company is aware of no person who beneficially owns more than five percent of the Company’s outstanding Common Stock. See “Election of Directors” below.

ELECTION OF DIRECTORS

     Nine Directors are to be elected at the meeting and shall hold office until the next Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified. All nominees have indicated that they are willing and able to serve as Directors if elected. However, if any nominee for Director shall withdraw his candidacy or otherwise be unable to serve, it is intended that votes will be cast, pursuant to the discretionary power granted in the enclosed form of proxy, for such substitute nominee or nominees as may be nominated by the Board of Directors. Each director will be elected by a plurality vote of the votes cast, in person or by proxy, at the meeting.

     The Board of Directors recommends a vote FOR the nominees listed below:

		Common Stock of the Company Beneficially
		Owned on May 7, 2003

	Year First
Name, Age, Principal Occupation,	Became	Number of		Percent of
and Business Experience	Director (1)	Shares (2)		Common Stock Outstanding

ALAN M. ZIMMER, age 44; President and Chief Executive Officer for more than the past five years (3)	1981	2,029,690	(4,5,9,10)	23.95%

ROBERTA G. ZIMMER, age 78; Secretary for more than the past five years (3)	1946	32,076		0.38%

G. WADDY GARRETT, age 62; President of GWG Financial, LLC, a financial holding company; previously, Chairman and Chief Executive Officer of Alliance Agronomics, Inc. for more than the past five years; Director of Cadmus Communications, Inc. and Community Bancshares of Virginia, Inc.	1994	10,000	(4)	0.12%

KENNETH M. GASSMAN, JR. age 57; Private investor; Retired Senior Vice President and Retailing Securities Analyst, Davenport & Co. LLC for more than the past five years; Director of Concepts Direct, Inc.	2001	700	(4)	0.01%

FENTON N. HORD, age 56; President & CEO of Carolina Holdings, Inc. for more than the past five years; Director of Wolseley plc	1997	6,000	(4)	0.07%

ARLENE Z. SCHREIBER, age 52; Member of Zimmer Development Company LLC and Affiliates; previously, Vice President and Secretary, Schreiber’s Inc., a ladies specialty store, for more than the past five years (3)	1986	1,751,956	(4,6,9,10)	20.67%

RICHARD F. SHERMAN, age 59; Private investor for more than the past five years; Chairman of P.J. America, Inc., and Director of Papa John’s International, Inc.	1991	8,470	(4)	0.10%

		Common Stock of the Company Beneficially
		Owned on May 7, 2003

	Year First
Name, Age, Principal Occupation,	Became	Number of		Percent of
and Business Experience	Director (1)	Shares (2)		Common Stock Outstanding

HERBERT J. ZIMMER, age 57; Member of Zimmer Development Company LLC and Affiliates; Partner in the law firm of Zimmer and Zimmer LLP, which serves as general counsel to the Company, for more than the past five years (3)	1986	1,837,622	(4,7,9,10)	21.68%

JEFFREY L. ZIMMER, age 46; Member of Zimmer Development Company LLC and Affiliates; Retired partner in the law firm of Zimmer and Zimmer LLP, which serves as general counsel to the Company, for more than the past five years (3)	1986	1,783,318	(4,8,9,10)	21.04%

All directors and executive officers as a group (twelve persons)		7,461,670	(4)	88.03%

(1)	Year first became director of the Company or its affiliates.

(2)	Unless otherwise indicated, each person has sole voting and investment power over the shares beneficially owned by such person.

(3)	Roberta G. Zimmer is the mother of Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber.

(4)	Does not include shares which may be acquired by the exercise of options within 60 days of May 7, 2003 by the following persons pursuant to the Company’s various stock option plans (G. Waddy Garrett, 15,840 shares; Kenneth M. Gassman, Jr., 3,000 shares; Fenton N. Hord, 9,000 shares; Richard F. Sherman, 13,420 shares; Alan M. Zimmer, 6,000 shares; Herbert J. Zimmer, 5,000 shares; Jeffrey L. Zimmer, 5,000 shares; Arlene Z. Schreiber, 5,000 shares) and all directors and executive officers as a group, 235,260 shares.

(5)	Rose W. Zimmer, wife of Alan M. Zimmer, is the voting trustee of 314,738 shares held as custodian for their minor children; she also owns 3,900 shares in her name. Such shares are included in the beneficial ownership of Alan M. Zimmer.

(6)	Ronald L. Schreiber, husband of Arlene Z. Schreiber, owns 3,900 shares in his name. Their sons, Andrew Michael Schreiber and Mark Harrison Schreiber, own 152,676 and 152,676 shares, respectively. Such shares are included in the beneficial ownership of Arlene Z. Schreiber.

(7)	Ronna T. Zimmer, wife of Herbert J. Zimmer, owns 3,900 shares in her name. Their sons, Bradley Trent Zimmer and Landon Garrett Zimmer, own 157,516 and 157,516 shares, respectively. Such shares are included in the beneficial ownership of Herbert J. Zimmer.

(8)	Jeffrey L. Zimmer is the voting trustee of 254,920 shares held as custodian for his minor children. Such shares are included in the beneficial ownership of Jeffrey L. Zimmer.

(9)	A partnership comprised of Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber owns 93,854 shares of Company stock. Beneficial ownership for each of the above persons includes 23,463-1/2 shares over which each such person has the power to vote or dispose of such shares.

(10)	The address of each person who beneficially owns more than 5% of the Company’s Common Stock is 2525 South Seventeenth Street, Wilmington, North Carolina 28401.

Committees of the Board of Directors; Meetings and Compensation of Directors

     In accordance with the By-Laws of the Company, the Board of Directors has established an Audit Committee and a Compensation Committee.

     The Audit Committee, which is composed of outside Directors, G. Waddy Garrett (Chairman), Richard F. Sherman, Fenton N. Hord, and Kenneth M. Gassman, Jr., recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company’s audits, the Company’s internal accounting controls, and the professional services furnished by the independent auditors to the Company. The Audit Committee met six times in the fiscal year ended February 28, 2003.

     The Compensation Committee, which is composed of outside Directors, Richard F. Sherman (Chairman), G. Waddy Garrett, Fenton N. Hord, and Kenneth M. Gassman, Jr., reviews and approves all salary arrangements and other remuneration for officers of the Company. It also is responsible for review of certain benefit plans and for administration of the stock option plans. The Compensation Committee met three times in the fiscal year ended February 28, 2003.

     In the fiscal year ended February 28, 2003, the Board of Directors held four meetings and Committees of the Board of Directors held a total of nine meetings. All Directors attended 100% of the total number of meetings of the Board of Directors and the Committees on which he or she served during the fiscal year ended February 28, 2003.

     Officers of the Company who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. During the fiscal year ended February 28, 2003, non-management Directors received an annual retainer fee of $7,500, $1,250 for each Board meeting attended, $1,000 for each Committee meeting attended, and options for 1,000 shares of stock for their services.

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables and narrative text set forth the compensation earned in fiscal year ended February 28, 2003 and the two prior fiscal years by the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers.

Summary Compensation Table

				Long-Term
	Annual Compensation			Compensation

				Securities	All Other
				Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus (1)	Options (#)	sation (2)

Alan M. Zimmer	2003	$296,014	$0	0	$10,675
President & Chief Executive Officer	2002	266,775	0	0	8,345
	2001	281,063	0	2,000	12,075
William R. Zimmer(3)	2003	116,340	0	0	1,311
Chairman of the Board	2002	146,895	0	0	1,933
	2001	154,627	0	0	5,634
Allan E. Metzner	2003	206,505	0	0	10,369
Chief Operating Officer	2002	163,792	0	0	12,009
	2001	169,940	0	2,000	13,672
Gerald R. Smith	2003	162,952	0	0	6,478
Vice President of Operations	2002	152,211	0	0	6,397
	2001	152,226	0	2,000	10,202
James R. Rouse	2003	109,152	0	0	23,896
Treasurer & Chief Financial Officer	2002	175,695	0	0	27,311
	2001	181,472	0	2,000	31,101

(1)	Under the Company’s Annual Bonus Plan, cash awards are made to participants based upon achieving pre-determined profit goals. Key management individuals in the corporate office are covered under this plan and are paid based on corporate profitability. The plan also awards cash bonuses to store managers and district supervisors based on the profitability of their individual stores and districts. Awards are paid to participants annually, normally during the year following the Annual Bonus Plan year.

(2)	During each of the fiscal years ended February 28, 2003, 2002, and 2001, respectively, the Company paid premiums for insurance to fund the supplemental executive retirement plan for each named executive as follows: Alan M. Zimmer, $8,093, $6,428, and $6,428; William R. Zimmer, $0, $0, and $0; Allan E. Metzner, $7,904, $10,034, and $7,905; Gerald R. Smith, $4,562, $4,562, and $4,562; and James R. Rouse, $22,337, $25,337, and $25,337; During each of the fiscal years ended February 28, 2003, 2002, and 2001, respectively, the Company also made contributions to the profit-sharing and 401(k) savings plan accounts of each named executive as follows: Alan M. Zimmer, $2,582, $1,917, and $5,647; William R. Zimmer, $1,311, $1,933, and $5,634; Allan E. Metzner, $2,465, $1,975, and $5,767; Gerald R. Smith, $1,916, $1,835, and $5,640; and James R. Rouse, $1,559, $1,974, and $5,764;

(3)	Passed away in July of 2002.

Option Grants in Last Fiscal Year

     There were no options granted to officers in the fiscal year ended February 28, 2003.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Securities
			Underlying
			Unexercised Options	Value of Unexercised
	Shares		at February 28, 2003	In-the-Money Options
	Acquired on	Value	Exercisable	Exercisable at
Name	Exercise (#)	Realized ($)	Unexercisable (#)	February 28, 2003 ($)(1)

Alan M. Zimmer	0	$0	6,000/0	0
Allan E. Metzner	0	0	52,250/0	0
Gerald R. Smith	0	0	50,250/0	0
James R. Rouse	0	0	70,500/0	0

(1)	Based on $ 1.10 per share at February 28, 2003.

Performance Graph

Comparison of Five Year Cumulative Total Return Among
Reeds Jewelers, Inc.,

CRSP Total Return Index for the S & P Small-Cap 600, and
The Company’s Peer Group

	1998	1999	2000	2001	2002	2003

Reeds Jewelers, Inc.	100.00	78.79	71.21	30.30	25.45	26.67
S & P Small-Cap 600	100.00	82.89	113.94	113.53	122.45	98.56
Peer Group	100.00	103.38	123.63	129.27	183.62	139.72

     The above graph assumes $100 invested on February 28, 1998 in the Company’s Common Stock, the S & P Small-Cap 600, and the Company’s Peer Group. The Peer Group Index consists of the following publicly-traded retail jewelry chains: Friedman’s, Inc. (FRDM), Samuels Jewelers (SMJW), Signet Group PLC (SIGY), Whitehall Jewellers, Inc. (JWL), and Zale Corporation (ZLC). The S & P Small Cap 600 Index and the Peer Group Index are calculated based on indexes prepared for Reeds Jewelers, Inc. by Zacks Investment Research, Inc.

Relationships and Related Transactions

     The Company leases its corporate headquarters, consisting of 20,731 square feet of office space and 155 parking spaces, from a partnership comprised of Alan M. Zimmer, Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber. Alan M. Zimmer is President and Chief Executive Officer of the Company and Herbert J. Zimmer, Jeffrey L. Zimmer, and Arlene Z. Schreiber are all Directors of the Company. Monthly rental payments under the lease were $26,556, and increased to $27,073 on

January 1, 2003. The Company also pays the related insurance, property taxes, maintenance fees, and utilities for this location. The leases for this facility expire December 31, 2006. Based on rentals charged for comparable properties in Wilmington, North Carolina, the Company believes the terms of the lease are no less favorable to the Company than those that could be obtained from unaffiliated parties.

     Herbert J. Zimmer is an active partner and Jeffrey L. Zimmer is a retired partner in the law firm of Zimmer and Zimmer LLP, which serves as general counsel to the Company. During the fiscal year ended February 28, 2003, Zimmer and Zimmer received from the Company legal fees and reimbursement of costs advanced in the amount of $166,000. Zimmer and Zimmer has advised the Board of Directors that legal fees paid to Zimmer and Zimmer are based on the firm’s customary fees for similar services.

     Between June 30, 1989 and February 6, 1990, the Company borrowed a total of $1,370,000 from three of its principal shareholders, of which $470,000 was repaid as of May 28, 1991, $21,000 was repaid in June 1996, and $34,000 was repaid in July 1998. The amounts borrowed accumulate interest at the prime rate as quoted monthly in the Wall Street Journal. The amounts remaining outstanding under the notes are $560,000 to Alan M. Zimmer, $185,000 to Arlene Z. Schreiber, and $100,000 to Ronna T. Zimmer (the wife of Herbert J. Zimmer). These amounts are evidenced by various subordinated notes and are due and payable upon full payment of all senior obligations or with approval of all senior lenders.

     On February 28, 2002, the Company borrowed $1,734,000 from three of its principal shareholders, Alan Zimmer, Herbert Zimmer and Jeffrey Zimmer, collectively. The loan between the Zimmer family and Reeds Jewelers, Inc. is secured and subordinate to the Bank of America, N.A. revolving credit facility. The terms of the line of credit with Bank of America required the subordinated note be obtained to supplement the payoff of the then existing BB&T line of credit. Interest is payable monthly at the prime rate plus 6.0%. The note matures on February 28, 2005, but principal payments may be made after the audit is completed for the fiscal years ended February 28, 2003 or February 29, 2004 if the Company is in compliance with the covenants on its senior revolving credit agreement.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF REEDS JEWELERS, INC.
ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is composed of outside Directors, Richard F. Sherman (chairman), G. Waddy Garrett, Fenton N. Hord, and Kenneth M. Gassman, Jr., reviews and approves all salary arrangements and other remuneration for officers of the Company. It also is responsible for review of certain benefit plans and for administration of the stock option plans. The Compensation Committee met three times in the fiscal year ended February 28, 2003.

     The primary responsibility of the Company’s management is to maximize shareholder value over time. The overall goal of the Compensation Committee is to pay executive officers in a manner that is consistent with and linked to the financial interests of its shareholders. The Committee believes that the compensation package of executive officers must be structured to enable the Company to attract, retain, and encourage the continued development of its executive officers. Accordingly, the Company’s executive officers are compensated as follows:

Base Compensation: An executive of Reeds Jewelers, Inc. is compensated for the required general management and specific technical skills demanded by his position. The value of such skills are determined by evaluation of the executive’s demonstrated knowledge, experience, productivity, and effectiveness, as well as the value placed upon such qualities as reflected by compensation for similar positions within the retail jewelry industry. Such guaranteed compensation for each executive is in the form of a base salary and certain benefits designed to relieve financial concerns of the executive regarding illness, disability, retirement, or death. The base salary of each executive is reviewed annually in light of the aforementioned criteria and typically is increased, as appropriate for each executive, within the general guidelines for all salary increases within the Company.

Pay for Performance: An executive of the Company is challenged to perform and manage so that the Company’s net income goal is achieved or exceeded. Upon achievement of the projection for corporate net income, an amount equal to 60% of base salary is placed in a bonus pool for the President and Chief Executive Officer. An amount equal to 30% of base salary for each other executive is placed in bonus pools for each of them. In addition, for each 1% that net income exceeds projected net income, an amount equal to 1% of the excess would be added to the executives’ bonus pools in the ratio of 1.67 shares for the President and Chief Executive Officer and 1 share for each of the other executives. The pools are capped at 40% of all excess over the projection. If the net income projection is not achieved, the executives receive no bonus. If the net income projection is achieved, then the executives earn a portion or all of their bonus pools based on achieving certain performance goals. There were no executive bonuses paid for fiscal year 2003.

Equity Participation: An executive of the Company makes numerous tactical decisions about the short-term operations of the Company, but also provides consistent input and influence regarding longer-term strategic issues. In addition, because the Company believes that its shareholders are attracted primarily by consistent and increasing profitability, the executive’s daily application and interpretation of the Company’s policies and procedures must be couched within a longer-term perspective. Stock ownership aligns the interests of executives with those of shareholders. Accordingly, the final component of executive compensation provides for the periodic granting of stock options as a longer-term incentive designed to reward executives for managing the Company over a period of several years. Factors considered regarding the timing and number of stock options granted include the executive’s scope of responsibility and time in the position, as well as corporate performance. No stock options were granted to the executive team during fiscal year 2003.

     Summary. The Committee believes that the executive compensation policies and programs described in this report serve the interests of the shareholders and the Company. Compensation of executive officers is intended to be linked to, and commensurate with, Company performance and with shareholder expectations. The Committee believes that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, shareholder expectations.

Richard F. Sherman, Chairman G. Waddy Garrett Fenton N. Hord Kenneth M. Gassman, Jr.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF REEDS JEWELERS, INC.

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

     The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held six meetings during fiscal year 2003.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 28, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

G. Waddy Garrett, Chairman Richard F. Sherman Fenton N. Hord Kenneth M. Gassman, Jr.

APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP, Certified Public Accountants, has been recommended by the Board of Directors to serve as independent auditors of the Company for the fiscal year ending February 29, 2004. Ernst & Young LLP is the present independent auditor of the Company and has served in this capacity for the past eleven years. The Company knows of no direct or material indirect financial or other interest of Ernst & Young in the Company.

     Fees for the fiscal year 2003 audit were $121,000 and all other fees were $24,000, including audit related services of $7,000 and nonaudit services of $17,000. Audit related services generally include fees for accounting consultations and SEC registration statements.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending February 29, 2004.

SHAREHOLDER PROPOSALS

     Proposals of shareholders for the 2004 Annual Meeting of Shareholders of the Company must be received at the Company’s corporate office, P.O. Box 2229, 2525 South Seventeenth Street, Wilmington NC 28401, Attention: Corporate Secretary, no later than February 29, 2004.

ANNUAL REPORT

     The Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended February 28, 2003 are included in this mailing to all shareholders.

By Order of the Board of Directors,

/s/ Roberta G. Zimmer

ROBERTA G. ZIMMER Secretary

Wilmington, North Carolina May 29, 2003

PROXY

REEDS JEWELERS, INC.
2525 South Seventeenth Street
Wilmington, North Carolina 28401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned hereby appoints Alan M. Zimmer and Roberta G. Zimmer, or either of them, as agents, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Reeds Jewelers, Inc. (the “Company”) held of record by the undersigned on May 7, 2003 at the Annual Meeting of Shareholders to be held at the Hilton Hotel, 301 North Water Street, Wilmington, North Carolina, on Friday, August 8, 2003, at 10:00 a.m., local time, and at any adjournments thereof.

1.	ELECTION OF DIRECTORS

	[ ]	FOR all nominees listed below (except as marked to the contrary below)			[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

G. Waddy Garrett; Kenneth M. Gassman, Jr.; Fenton N. Hord; Arlene Z. Schreiber; Richard F. Sherman; Alan M. Zimmer; Herbert J. Zimmer; Jeffrey L. Zimmer; Roberta G. Zimmer.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

2.	TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING FEBRUARY 29, 2004.

		[ ] FOR	[ ]	AGAINST		[ ] ABSTAIN

3.	In their discretion, the proxy agents are authorized to vote upon such other business as may properly come before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all the nominees for Director and for independent auditors.

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person

______________________________________
Signature

______________________________________
Signature if held jointly

Please mark, sign, date, and return the proxy card promptly, using the enclosed envelope.

DATED: ____________________, 2003